Exhibit 4.2
Execution Version
GLORI ENERGY INC.
THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
DATED AS OF DECEMBER 30, 2011

i

Schedule A — Schedule of Investors

ii

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
     THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (“Agreement”) is made as of the 30th day of December, 2011 by and among Glori Energy Inc., a Delaware corporation (the “Company”), The Energy and Resources Institute (“TERI”) and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor” and collectively as the “Investors.”
RECITALS
     WHEREAS, the Company, TERI and certain of the Investors (the “Prior Investors”) have previously entered into a Second Amended and Restated Investors’ Rights Agreement dated as of October 15, 2009, as amended by that certain First Amendment thereto dated May 31, 2011 (the “Prior Rights Agreement”), pursuant to which the Company granted certain of the Investors certain rights;
     WHEREAS, the Prior Investors hold shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”);
     WHEREAS, the Company and certain of the Investors are parties to a Series C Preferred Stock Purchase Agreement, of even date herewith (the “Purchase Agreement”), pursuant to which the Company agrees to sell to certain of the Investors and such Investors agree to purchase from the Company shares of the Company’s Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”); and
     WHEREAS, the Company, the Prior Investors and the holders of Common Stock desire to induce the Investors party to the Purchase Agreement to purchase the Series C Preferred Stock by entering into this Agreement pursuant to which the Prior Rights Agreement is hereby amended and restated in its entirety as set forth herein.
     NOW, THEREFORE, the parties hereby agree as follows:
     A. Amendment of Prior Rights Agreement; Waiver of Right of First Offer. Effective and contingent upon execution of this Agreement by (i) the Company, (ii) the holders of a majority of the Registrable Securities outstanding and (iii) at least 66-2/3% of the holders of the outstanding shares of Series B Preferred Stock, and upon closing of the transactions contemplated by the Purchase Agreement, the Prior Rights Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company and the Investors hereby agree to be bound by the provisions hereof as the sole agreement of the Company and the Investors with respect to the matters set forth herein. In accordance with the terms of the Prior Rights Agreement, if the conditions of Section 6.6 of the Prior Rights Agreement are satisfied, this Agreement is binding on all parties to the Prior Rights Agreement, whether or not they execute this Agreement. The Prior Investors hereby waive the Right of First Offer, including the notice requirements, set forth in the Prior Rights Agreement with respect to the issuance of shares of the Series C Preferred Stock to the Investors pursuant to the Purchase Agreement.

1. Definitions.
     For purposes of this Agreement:
     1.1 “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any general partner, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
     1.2 “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as filed as contemplated by the Purchase Agreement, and as amended from time to time.
     1.3 “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.
     1.4 “Damages” means any loss, claim, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, claim, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
     1.5 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.
     1.6 “ETV” means Energy Technology Ventures, LLC.
     1.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     1.8 “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

     1.9 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
     1.10 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
     1.11 “GAAP” means generally accepted accounting principles in the United States.
     1.12 “Holder” means any holder of Registrable Securities who is a party to this Agreement.
     1.13 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.
     1.14 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.
     1.15 “Qualified IPO” means a bona fide public offering of the Company’s Common Stock on either The NASDAQ Global Market, the New York Stock Exchange or another major stock exchange that results in gross proceeds to the Company of at least $50 million.
     1.16 “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement).
     1.17 “Major Investor” means (i) any Investor that, individually or together with such Investor’s Affiliates, holds either (A) at least ten percent (10%) of the issued and outstanding shares of the Series B Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) or (B) at least ten percent (10%) of the issued and outstanding shares of the Series C Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), (ii) GTI Glori Oil Fund I L.P. so long as it or any of its Affiliates hold at least 2% of the Company’s issued and outstanding capital stock, (iii) ETV so long as it or any of its Affiliates hold at least 1,000,000 shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series B Preferred Stock) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) and (iv) to the extent that, and only to the extent that, a Qualified IPO has not occurred within thirteen (13) months after the date hereof, Gentry-Glori Energy Investment LLC (“Gentry”) so long as it or any of its Affiliates hold at least $3,000,000 of capital stock of the Company or 1,000,000 shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series C Preferred Stock) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares).
     1.18 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.
     1.19 “Oxford” means Oxford Bioscience Partners.
     1.20 “Oxford Director” means the Series B Director designated by Oxford pursuant to the Voting Agreement.
     1.21 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
     1.22 “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.
     1.23 “Rawoz” means Rawoz Technology Company Ltd.
     1.24 “Rawoz Director” means the Series B Director designated by Rawoz pursuant to the Voting Agreement.
     1.25 “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company acquired by the Investors before or after the date hereof, including without limitation any Series C Preferred Stock acquired after the date hereof pursuant to the terms and conditions set forth in the Purchase Agreement; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.
     1.26 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.
     1.27 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.
     1.28 “SEC” means the Securities and Exchange Commission.

     1.29 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
     1.30 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
     1.31 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     1.32 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.
     1.33 “Series A Director” means any director of the Company that the holders of record of the Series A Preferred Stock are entitled to elect pursuant to the Company’s Certificate of Incorporation.
     1.34 “Series B Director” means any director of the Company that the holders of record of the Series B Preferred Stock are entitled to elect pursuant to the Company’s Certificate of Incorporation.
     1.35 “Voting Agreement” means the Third Amended and Restated Voting Agreement among the Company and certain holders of its capital stock, dated of even date herewith.
2. Registration Rights.
     The Company covenants and agrees as follows:
     2.1 Demand Registration.
          (a) Form S-1 Demand. If at any time after the earlier of (i) four (4) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the Qualified IPO, the Company receives a request from Holders of at least thirty percent (30%) of the shares of the Series B Preferred Stock (or shares of Common Stock or other Registrable Securities issuable upon conversion of the Series B Preferred Stock) then outstanding that the Company file a Form S-1 registration statement with respect to at least twenty percent (20%) of the shares of Common Stock into which the Series B Preferred Stock shall convert into (having an anticipated aggregate offering price, net of Selling Expenses, in excess of $10 million), then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the

Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c), Section 2.1(d) and Section 2.3.
          (b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $3 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c), Section 2.1(d) and Section 2.3.
          (c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period, after the request of the Initiating Holders is given, of not more than one hundred twenty (120) days with respect to Section 2.1(a) and of not more than ninety (90) days with respect to Section 2.1(b); provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day or ninety (90) day period, as the case may be, other than an Excluded Registration.
          (d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a) and in accordance with its terms; or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to

Section 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).
     2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) (other than registrations on Forms S-4 or S-8 or any successor forms or any other registration relating to Common Stock issued or issuable in connection with mergers or acquisitions involving the Company) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.
     2.3 Underwriting Requirements.
          (a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable

Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.
          (b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering or (ii) the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the Qualified IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.
          (c) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

     2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
          (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of 66-2/3% of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
          (b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
          (c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
          (d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
          (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
          (f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
          (g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

          (h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
          (i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and
          (j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.
     2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
     2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of 66-2/3% the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of 66-2/3% of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

     2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
     2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:
          (a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
          (b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall any indemnity under this Section 2.8(b) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
          (c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.
          (d) Notwithstanding anything else herein to the contrary, the foregoing indemnity agreements of the Company and the selling Holders are subject to the condition that, insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.
          (e) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(e), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.
          (f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
          (g) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.
     2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:
          (a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the Qualified IPO;
          (b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
          (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the Qualified IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
     2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of 66-2/3% the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to demand registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.9.
     2.11 “Market Stand-off” Agreement. TERI and each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Qualified IPO or other registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed (x) one hundred eighty (180) days in the case of the Qualified IPO, which period may be extended upon the request of the managing underwriter for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period, or (y) ninety (90) days in the case of any registration other than the Qualified IPO, which period may be extended upon the request of the managing underwriter for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 90-day lockup period), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to TERI and the Holders only if all officers, directors, and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. TERI and each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to TERI and all Holders subject to such agreements, based on the number of shares subject to such agreements, except that, notwithstanding the foregoing, the Company and the underwriters may, in their sole discretion, waive or terminate these restrictions with respect to up to 5,000 shares of the Common Stock.
     2.12 Restrictions on Transfer.
          (a) The Preferred Stock, the Registrable Securities and any shares of capital stock held by TERI shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder or TERI, as the case may be, will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock, the Registrable Securities and/or such capital stock held by such Holder or TERI, as the case may be, to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.
          (b) Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, (iii) representing shares of capital stock held by TERI and (iv) any other securities issued in respect of the securities referenced in clauses (i), (ii) and (iii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
The Holders and TERI consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.
          (c) The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the holder thereof shall give notice to the Company of such holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such holder distributes Restricted Securities to an Affiliate of such holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.
     2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:
          (a) the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation;
          (b) when all of such Holder’s Registrable Securities total less than 1% of the outstanding capital stock of the Company and all of such Holder’s shares could be sold in any three month period without restriction under SEC Rule 144; and
          (c) the fifth anniversary of the Qualified IPO.
3. Information and Observer Rights.
     3.1 Delivery of Financial Statements. The Company shall deliver to TERI and each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor or TERI is or has become a competitor of the Company:
          (a) as soon as practicable, but in any event within one hundred fifty (150) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Section 3.1(e)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company;
          (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);
          (c) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;
          (d) as soon as practicable, but in any event within thirty (30) days prior to the beginning of each fiscal year, a budget and business plan for the fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;
          (e) with respect to the financial statements called for in Section 3.1(a), Section 3.1(b) and Section 3.1(d), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 3.1(b) and Section 3.1(d) and fairly present the financial condition of the Company and its results of operation for the periods specified therein; and
          (f) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as TERI or any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.
     3.2 Inspection. The Company shall permit TERI and each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor or TERI is or has become a competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company and with reasonable advance notice; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
3.3 Observer Rights. As long as (x) Rawoz own not less than fifteen percent (15%) of the shares of the Series B Preferred Stock originally purchased by it under the Purchase Agreement (or an equivalent amount of Common Stock issued upon conversion thereof) and/or (y) TERI owns at least 83,787 shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series A Preferred Stock) and/or (z) ETV or any of its Affiliates own at least 1,000,000 shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series B Preferred Stock) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares), the Company shall invite (A) a representative of Rawoz who shall initially be Rajiv Dhar, (B) the Director General of TERI who shall initially be R.K. Pachauri and (C) a representative of ETV, who shall initially be Kevin Skillem to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representatives copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company. In the event that a Qualified IPO has not occurred within thirteen (13) months after the date hereof, Gentry shall be entitled to designate a single Board of Directors observer (the “Gentry Observer”) acceptable to the Company. Subject to (i) the Gentry Observer signing a non-disclosure agreement with the Company in form and substance reasonably satisfactory to the Company and (i) the provisos contained in this Section 3.3 regarding board observers, the Gentry

Observer shall be entitled to the same rights as other board observers described in this Section 3.3.
     3.4 Termination of Information.
          (a) Subject to Section 3.4(b), the covenants set forth in Section 3.1, Section 3.2 and Section 3.3 shall terminate and be of no further force or effect as they apply to the Major Investors and TERI on the earliest to occur of (i) immediately before the consummation of the Qualified IPO, (ii) on the terms and conditions set forth within such sections or (iii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, whichever event occurs first.
          (b) In addition, the covenants set forth in Section 3.1 and Section 3.2 shall terminate and be of no further force or effect as they apply to TERI on the earliest to occur of (i) the merger, acquisition or consolidation of TERI into or with any other entity or entities which results in the exchange of outstanding voting securities of TERI for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof pursuant to which the equity owners of TERI immediately prior to the transaction do not own a majority of the outstanding voting securities of the surviving corporation immediately after the transaction, or any sale, lease, license (on an exclusive basis) or transfer by TERI of all or substantially all its assets, (ii) TERI has breached and/or is in default under that certain Amended and Restated Engineering Services Agreement dated as of October 13, 2006, as amended, by and among TERI, GTI Ventures LLC, a Delaware limited liability company, and the Company (as successor to Glori Oil LLC, a Delaware limited liability company) and such breach and/or default has not been cured within the applicable cure period, if any, (iii) TERI institutes or has instituted against it bankruptcy or insolvency proceedings, or TERI is liquidated, dissolved or ceases business operations, or (iv) TERI transfers any Shares to a person or entity other than an Affiliate.
     3.5 Confidentiality. TERI and each Investor agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5), (b) is or has been independently developed or conceived by TERI or the Investor, as applicable, without use of the Company’s confidential information, or (c) is or has been made known or disclosed to TERI or the Investor, as applicable, by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that TERI and each Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.4, provided that the Board of Directors has not reasonably determined that such prospective purchaser is a competitor of the Company; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of TERI or such Investor, as applicable, in the ordinary course of business, provided that TERI or the Investor, as applicable, informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that TERI or the Investor, as applicable, promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.
4. Rights to Future Stock Issuances.
     4.1 Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Investor and TERI. TERI and each Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.
          (a) The Company shall give notice (the “Offer Notice”) to TERI and each Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.
          (b) By notification to the Company within twenty (20) days after the Offer Notice is given, TERI and each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by TERI or such Investor, as applicable, bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities). At the expiration of such twenty (20) day period, the Company shall promptly notify each Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) and, if TERI elects to purchase or acquire all the shares available to it, TERI, of any Investor’s or TERI’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor and, if applicable, TERI, may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which TERI or the Investors were entitled to subscribe but that were not subscribed for, which is equal to the proportion that the Common Stock issued and held, or issuable upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor or TERI, as applicable, bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors and, if applicable, TERI, who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of one hundred twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).
          (c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 4.1.
          (d) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Certificate of Incorporation); (ii) shares of Common Stock issued in the Qualified IPO; (iii) securities issued in connection with an acquisition by the Company that is not a Deemed Liquidation Event pursuant to Section 2.3.1 of the Company’s Certificate of Incorporation and (iv) the issuance of shares of Series C Preferred Stock pursuant to Section 1.2 of the Purchase Agreement.
          (e) The right of first offer set forth in this Section 4.1 shall terminate with respect to TERI and any Investor who fails to purchase, in any transaction subject to this Section 4.1, all of its pro rata amount of the New Securities allocated to it pursuant to this Section 4.1. Following any such termination, this Section 4.1 shall not apply to TERI or such Investor, as applicable.
     4.2 Termination.
          (a) Subject to Section 4.2(b), the covenants set forth in Section 4.1 shall terminate and be of no further force or effect as they apply to Investors and TERI on the earliest to occur of (i) immediately before the consummation of the Qualified IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.
          (b) In addition, the covenants set forth in Section 4.1 shall terminate and be of no further force or effect as they apply to TERI on the earliest to occur of any of the events specified in Section 3.4(b)(i), (ii), (iii) and/or (iv).
5. Additional Covenants.
     5.1 Insurance. The Company shall (i) maintain its Directors and Officers Errors and Omissions insurance on the terms and in the amounts reasonably requested by the holders of a majority of the shares of the Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, but such amount not to exceed $1,000,000 unless approved by the Company’s Board of Directors and (ii) within ninety (90) days of the request of the Board of Directors, obtain from financially sound and reputable insurers term “key-person” insurance on such persons specified by the Board of Directors, each in an amount satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. The key-person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval of the Board of Directors including the Series B Directors.

     5.2 Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement and (ii) each Key Employee to enter into a one (1) year noncompetition and nonsolicitation agreement, each substantially in the form approved by the Board of Directors including the Series B Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the unanimous consent of the Series A Directors and the Series B Directors.
     5.3 Employee/Executive Compensation. The Company shall establish a Compensation Committee of the Board of Directors, which shall include one Series A Director and each of the Series B Directors. All compensation matters, other than annual compensation for rank and file employees and matters delegated to the officers, shall be approved by or recommended to the Board for approval by the Compensation Committee.
     5.4 Employee Vesting. Unless otherwise approved by the Board of Directors, including the Series B Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 2.11. In addition, unless otherwise approved by the Board of Directors, including the Series B Directors, the Company shall retain a “right of first refusal” on employee transfers until the Company’s Qualified IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.
     5.5 Qualified Small Business Stock. The Company shall use commercially reasonable efforts to cause the shares of the Preferred Stock issued pursuant to the Purchase Agreement, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board of Directors of the Company determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

     5.6 Matters Requiring Investor Director Approval. So long as at least 20% of the Series B Preferred Stock issued pursuant to the Purchase Agreement remains outstanding, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors (including a majority of the Series B Directors):
          (a) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;
          (b) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;
          (c) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;
          (d) make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two years;
          (e) incur any aggregate indebtedness in excess of $10,000 that is not already included in a budget approved by the Board of Directors, other than trade credit incurred in the ordinary course of business;
          (f) otherwise enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for transactions contemplated by this Agreement, the Purchase Agreement or transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board of Directors;
          (g) hire, terminate, or change the compensation of any employee holding the title of director or above, including approving any option grants or stock awards to any such employee;
          (h) change the principal business of the Company, enter new lines of business, or exit the current line of business;
          (i) sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or
          (j) enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $100,000.

     5.7 Matters Requiring Approval of Lead Investors. So long as 20% of (i) the Series B Preferred Stock issued as of October 15, 2009 and (ii) the Series C Preferred Stock issued as of the date of the Initial Closing (as defined in the Purchase Agreement) remains outstanding, the Company will not take any action contemplated by paragraph 3.3 of Section B of Article Fourth of the Company’s Certificate of Incorporation (titled “Series B Preferred Stock and Series C Preferred Stock Protective Provisions”) without the approval of at least 66-2/3% of the Series B Preferred Stock and Series C Preferred Stock, voting together as a single class.
     5.8 Meetings of the Board of Directors. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule.
     5.9 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.
     5.10 Board Expenses. The Company shall reimburse the nonemployee directors and board observers entitled to attend meetings of the Board of Directors pursuant to Section 3.3(d) above for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy and excluding first class airfare) in connection with attending the meetings of the Board of Directors (such reimbursement only to be available for one board meeting each quarter).
     5.11 Intentionally Omitted.
     5.12 Further Registration Rights. Without the prior written consent of the majority of holders of Registrable Securities, the Company shall not grant any registration rights to any other holder, or prospective holder of securities of the Company except as described in Section 6.9 below.
     5.13 Malaysian Business Development. The Company shall use good faith efforts to expand its Microbial Enhanced Oil Recovery business to Malaysia on a commercially reasonable timetable.
     5.14 Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.7, shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

6.	Miscellaneous.
     6.1 Successors and Assigns.
          (a) The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate, partner, member, limited partner, retired partner, retired member, or stockholder of a Holder, (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members or (iii) after such transfer, holds at least 5% of the shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement (including the provisions of Section 2.11) and the other Transaction Agreements (as defined in the Purchase Agreement). For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate, limited partner, retired partner, member, retired member, or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement.
          (b) TERI’s rights under this Agreement may be assigned (but only with all related obligations) by TERI to a transferee of all capital stock then-owned by TERI that is an Affiliate of TERI; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the capital stock with respect to which such rights are being transferred and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Sections 2.11 and 2.12. Upon any other transfer by TERI of the capital stock held by it, the rights granted hereunder to TERI, including without limitation pursuant to Sections 3, 4 and 6, shall terminate as they apply to any transferee and be of no further force and effect, provided, however, that the obligations in this Agreement applicable to TERI shall remain in full force and effect and be binding on such transferee.
          (c) The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
     6.2 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.
     6.3 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
     6.5 Notices. All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5. Notices to TERI shall be sent to Darbari Seth Block I H C Complex, Ledhi Road, New Delhi 110 003, India. If notice is given to the Company, a copy shall also be sent to Fulbright & Jaworski L.L.P., Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas, 77010-3095, Attn: Charles D. Powell. If notice is given to the Investors, a copy shall also be given to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, Attn: Lewis Geffen. In the case of Rawoz, a copy of the notice shall also be sent to Mr. K S Cheema, Executive Director (Legal & Projects), Omar Zawawi Establishment LLC at Post Box 879, Postal Code 100, Muscat, Oman, e-mail k.s.cheema@omzest.com / Fax No. 00968-24738454.
     6.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; provided, however, that Sections 3, 4 and, to the extent applicable to Sections 3 and 4, Section 6 of this Agreement as they are applicable to TERI shall not be amended, modified or terminated, and the observance of any term thereunder may not be waived with respect to TERI, without TERI’s written consent unless such amendment, modification, termination or waiver applies in the same fashion to TERI and all Investors to which such section applies; provided, further, that Section 2.1(a), Section 3.3, Section 5.6 and Section 5.7 shall not be amended, modified or terminated without the written consent of at least 66-2/3% of the holders of the then outstanding shares of the Series B Preferred Stock and Series C Preferred Stock; provided that, that any amendment or waiver that affects the holders of Series C Preferred Stock that do not hold Series B Preferred Stock in a different manner than the holders of Series C Preferred Stock or the Affiliates of holders of Series C Preferred Stock that also hold Series B Preferred Stock, then the consent of a majority of the shares held by the holders of Series C Preferred Stock not holding Series B Preferred Stock or not Affiliates of holders of Series B Preferred Stock will be required. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Notwithstanding anything herein to the contrary, Sections 1.17 and 3.3 and this Article 6, as they are applicable to ETV, shall not be amended, modified or terminated, and the observance of any term thereunder may not be waived with respect to ETV, without ETV’s written consent. Further, Sections 1.17 and 3.3 and this Article 6, as they are applicable to Gentry, shall not be amended, modified or terminated, and the observance of any term thereunder may not be waived with respect to Gentry, without Gentry written consent.
     6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
     6.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
     6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series C Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of the Series C Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.
     6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.
     6.11 Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except (i) as otherwise provided in this Agreement, or (ii) for any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days, then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the American Arbitration Association (the “AAA”). The arbitration shall take place in Houston, Texas (unless otherwise agreed to in writing by the parties to the arbitration), in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.
     6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
     6.13 Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

     6.14 Use of Name. None of the Company, TERI or any Investor shall use ETV’s name, logo or mark, or the name, logo or mark of any of ETV’s members, in any manner, context or format (including without limitation reference on or links to websites, press release, etc.) without the prior written approval of ETV.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

GLORI ENERGY INC.

By:	/s/ Stuart Page

Stuart Page, President and Chief Executive Officer

Address:	4315 South Drive
Houston, TX 77053

THE ENERGY AND RESOURCES INSTITUTE

By:	/s/ Dr. R. K.Pachauri

Name:	Dr. R. K.Pachauri
Title:	Director General, TERI
[SIGNATURE PAGE TO GLORI ENERGY INC.
THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

GENTRY-GLORI ENERGY INVESTMENT LLC

By:	/s/ Larry Aschebrook

Name:	Larry Aschebrook
Title:	Managing Member
[SIGNATURE PAGE TO GLORI ENERGY INC.
THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

ENERGY TECHNOLOGY VENTURES, LLC

By:	/s/ Kevin Skillern
Name:	Kevin Skillern
Title:	Managing Director

Address:	c/o GE Capital, Equity
Attn: Account Manager, Equity
201 Merritt 7
Norwalk, CT 06851
[SIGNATURE PAGE TO GLORI ENERGY INC.
THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

GTI GLORI OIL FUND I L.P.

By: By: By:	GTI Co-Investment L.P., its General Partner GTI Ventures LLC, its General Partner GTI Holdings LLC, its sole Member

By:	/s/ Jonathan Schulhof

Jonathan Schulhof, President

Address:	150 East 58th Street
24th Floor
New York, NY 10155

GTI VENTURES, LLC

By:	/s/ Jonathan Schulhof

Jonathan Schulhof, President

Address:	150 East 58th Street
24th Floor
New York, NY 10155
[SIGNATURE PAGE TO GLORI ENERGY INC.
THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

KPCB HOLDINGS, INC., AS NOMINEE
By:	/s/ Eric Keller
	Name:	Eric Keller
	Title:	President

[SIGNATURE PAGE TO GLORI ENERGY INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

OXFORD BIOSCIENCE PARTNERS V L.P. By: OBP Management V L.P.

By:	/s/ Matthew A. Gibbs
Matthew A. Gibbs – General Partner

mRNA FUND V L.P. By: OBP Management V L.P.

By:	/s/ Matthew A. Gibbs

Matthew A. Gibbs – General Partner
[SIGNATURE PAGE TO GLORI ENERGY INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

MALAYSIAN LIFE SCIENCES CAPITAL FUND LTD.

By:	Malaysian Life Sciences Capital Fund
Management Company Ltd, its Manager

By:	/s/ Dr. Roger Earl Wyse

Dr. Roger Earl Wyse, Co-Chairman
[SIGNATURE PAGE TO GLORI ENERGY INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE A
Investors
Oxford Bioscience Partners V L.P.
222 Berkeley St, Suite 1960
Boston, MA 02116
mRNA Fund V L.P.
222 Berkeley St, Suite 1960
Boston, MA 02116
Rawoz Technology Company Ltd.
(RAWOZ)
c/o H&J Corporate Services Ltd.
Ocean Centre, Montagu Foreshore
East Bay Street
PO Box SS 19084
Nassau, Bahamas
With a copy to:
Mr. K S Cheema
Omar Zawawi Establishment LLC
PO Box 879, PC 100
Muscat, Oman
Malaysian Life Sciences Capital Fund Ltd.
c/o Burrill & Company
One Embarcadero Center, Suite 2700
San Francisco, CA 94111
GTI Glori Oil Fund I L.P.
540 Madison Avenue, 28th Floor
New York, NY 10022
GTI Ventures, LLC
540 Madison Avenue, 28th Floor
New York, NY 10022
KPCB Holdings, Inc.
2750 Sand Hill Road
Menlo Park, CA 94025
Gentry-Glori Energy Investment LLC
c/o Gentry Financial Partners

205 N. Michigan Ave., Suite 3770
Chicago, IL 60601
Attn: Thomas B. Raterman
Energy Technology Ventures, LLC
c/o GE Capital, Equity
Attn: Account Manager, Equity
201 Merritt 7
Norwalk, CT 06851
Fax: (203) 956-4005
With a copy to (which shall not constitute notice):
c/o GE Energy Financial Services
Attn: Portfolio Manager, VC
800 Long Ridge Road
Stamford, CT 06927
Fax: (203) 585-0758